Name of Employee: __________________________	No. of Shares: ________________ Exercise Price: _____________

VALLEY NATIONAL BANCORP
INCENTIVE STOCK OPTION AGREEMENT

                 VALLEY NATIONAL BANCORP, a New Jersey corporation (the “Company”), this _______ day of ________________ (the “Option Date”) hereby grants to __________________________________ (Employee”), an employee of the Company or a subsidiary thereof, pursuant to the Company’s 1999 Long-Term Stock Incentive Plan, as amended (the “Plan”), an option to purchase shares of the Common Stock, no par value, of the Company (“Common Stock”) in the amount and on the terms and conditions hereinafter set forth.

1.	Incorporation by Reference of Plan. The provisions of the Plan, a copy of which is being furnished herewith to the Employee, are incorporated by reference herein and shall govern as to all matters not expressly provided for in this Agreement. Capitalized terms not defined herein have the meanings set forth in the Plan. In the event of any conflict between the terms of this agreement and the Plan, the terms of the Plan shall govern.

2.	Grant of Option. The Company hereby grants to the Employee the option (the “Option”) to purchase all or any part of an aggregate of ____________ shares of Common Stock (“Shares”) on the terms and conditions herein set forth. To the extent possible, the Option is intended to be an incentive option within the meaning of Section 422 of the Code.

3.	Purchase Price. The purchase price of the shares of Common Stock subject to the Option shall be ____________ per share subject to adjustment as provided in Section 10 below.

4.	Terms of Option. (a) Vesting. This Option shall not be exercisable until the dates shown below:

5.	Notwithstanding the foregoing vesting schedule, upon the death, Disability or Retirement (as such terms are defined in the Plan) of the Employee, all options shall become immediately exercisable (as such term is defined in the Plan). “Retirement” means the retirement from active employment with the Company of the Employee but only if the Employee meets all of the requirements contained in clause (i) or contained in clause (ii) as follows: (i) he has a minimum combined total of years of service with Valley and age equal to eighty (80); he is age sixty-two (62) or older; and he provides six (6) months prior written notice to the Company of the retirement; or (ii) he has a minimum of five (5) years of service; he is age sixty-five or older; and he provides six (6) months prior written notice to the Company of the retirement. “Years of service” shall be defined the same way as it is under Valley’s pension plan’; provided that for this purpose years of service will mean only employment with the Company, and will not include employment by any company or entity acquired by the Company for the period prior to its acquisition by the Company. An Employee who retires but fails to meet such conditions shall not be deemed to be within the definition of “Retirement” for any purpose under the Plan and this Agreement; provided, however, after a Change in Control transaction (as defined in the Plan), no prior notice of a Retirement shall be required and any Optionee who meets the conditions of clauses (i) and (ii), but is terminated without Cause, shall be deemed to meet all the conditions for Retirement and shall be deemed to have terminated employment due to Retirement.

6.	Final Termination. Notwithstanding anything to the contrary set forth in Section 6(b) of the Plan, the Option shall no longer be exercisable ten (10) years from the date hereof or such shorter as is prescribed in the Plan or in this Agreement.

7.	Restrictions. This Option is subject to all the terms and conditions set forth in the Plan including, but not limited to, the following:

a.	This Option is not transferable, as provided in Section 6(c) of the Plan;

b.	This Option may be exercised by the Employee’s spouse or other legal representative for a period of one year after the Employee dies or becomes Disabled, as provided in Section 6(g)(1) of the Plan. The Company is obligated to provide the Employee’s spouse (or if such spouse does not survive the Employee, to the Employee’s designated beneficiaries under the Company’s 401(k) plan or group term life insurance plan) with written notice within six (6) months following the Employee’s termination of employment;

c.	This Option lapses upon the termination of employment if the termination is by the Company or by a subsidiary for Cause or is by the Employee (other than due to the Employee’s Retirement), as provided in Section 6(g)(2) of the Plan;

d.	This Option may be exercised for the remaining term of the Option and thereafter shall not be affected by the death or Disability of the Employee if the termination is due to the Optionee’s Retirement (an Employee who exercises his or her Options more than 90 days after the termination of employment due to Retirement shall acknowledge that the Options so exercised will not be Incentive Stock Options), as provided in Section 6(g)(3) of the Plan;

e.	This Option lapses 90 days after the termination of the Employee’s employment if the termination is for any reason other than Cause, Disability, death, Retirement, or termination by the Employee, as provided in Section 6(g)(4) of the Plan; and

f.	This Option may be exercised by the designated beneficiaries of the Employee, as provided in Section 17(c) of the Plan.

8.	Exercise. This Option shall be exercised by notice to the Company, accompanied by full payment in cash or check (or Shares), as set forth in Section 6(e) of the Plan. A sample form to be used in exercising this Option is attached.

9.	Holding Period of Shares Necessary for Favorable Tax Treatment. To obtain favorable tax treatment for stock acquired pursuant to this Option, the Employee may not dispose of Shares acquired pursuant to this option (i) within 2 years of the date this option is granted or (ii) within 1 year after such shares are transferred to the Employee. The foregoing statement of tax consequences is intended only as a generalized statement of current Federal tax law (as in existence on the date of this Agreement) and the Employee, at its expense, should consult his or her tax consultant to determine the specific tax consequences of his or her exercise of this Option. An employee who disposes of his Shares prior to the expiration of such holding period shall notify the Company, within 10 days after the disposition occurs, of the date of the sale and the amount of gain on the sale (to permit the Company to deduct the gain for tax purposes) and shall deliver to the Company any Federal income tax withholding and any other withholding required by law in connection therewith.

10.	Securities Law Restrictions. The Company is under no obligation to file a registration statement under the Securities Act of 1933 with respect to the Shares to be received upon exercise of the Option. As provided by Section 16(e) of the Plan, unless a registration statement under the Act has been filed and remains effective with respect to the Shares, the Company shall require that the offer and sale of such Shares be exempt from the registration provisions of the Act. As a condition of such exemption, the Company shall require a representation and undertaking, in form and substance satisfactory to counsel for the Company, that the optionee is acquiring the Shares for his own account for investment and not with a view to the distribution or resale thereof and shall otherwise require such representations and impose such conditions as shall establish to the Company’s satisfaction that the offer and sale of the Shares issuable upon the exercise of the Option will not constitute a violation of the Act or any similar state act affecting the offer and sale. If the shares are issued in an exempt transaction, the Shares shall bear the following restrictive legend:

“These shares have not been registered under the Securities Act of 1933. No transfer of the shares may be effected without an opinion of counsel to the Company stating that the transfer is exempt from registration under the Act and any applicable state securities laws or that the transfer of the shares is covered by an effective registration statement with respect to the shares.”

11.	Restrictions on Transfer. This Option shall not be transferred, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. In the event the terms of this paragraph are not complied with by the Employee, or if the Option is subject to execution, attachment or similar process, this Option shall immediately become null and void.

12.	Anti-Dilution Provisions. If prior to expiration of the Option there shall occur any change in the outstanding Common Stock of the Company by reason of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, recapitalization, reorganization, liquidation, subscription rights offering, or the like, and as often as the same shall occur, then the kind and number of shares subject to the Option, or the purchase price per share of Common Stock, or both, shall be adjusted by the Compensation Committee in such manner as it may deem equitable, the determination of which shall be binding and conclusive. Failure of the Compensation Committee or Board to provide for any such adjustment shall be conclusive evidence that no adjustment is required. The Company shall have the right to engage a firm of independent certified public accountants, which may be the Company’s regular auditors, to make any computation provided for in this Section, and a certificate of that firm showing the required adjustment shall be conclusive and binding.

13.	Acceptance of Provisions. The execution of this Agreement by the Employee shall constitute the Employee’s acceptance of and agreement to all of the terms and conditions of the Plan and this Agreement.

14.	Notices. All notices and other communications required or permitted under the Plan and this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail, in each case against receipt, or (ii) first class registered or certified mail, return receipt requested. Any such communication shall be deemed to have been given (i) on the date of receipt in the cases referred to in clause (i) of the preceding sentence and (ii) on the second day after the date of mailing in the cases referred to in clause (ii) of the preceding sentence. All such communications to the Company shall be addressed to it, to the attention of its Secretary or Treasurer, at its then principal office and to the Employee at his last address appearing on the records of the Company or, in each case, to such other person or address as may be designated by like notice hereunder.

15.	Miscellaneous. This Agreement and the Plan contain a complete statement of all the arrangements between the parties with respect to their subject matter, and this Agreement cannot be changed except by a writing executed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed exclusively in New Jersey. The headings in this Agreement are solely for convenience of reference and shall not affect its meaning or interpretation.

VALLEY NATIONAL BANCORP By: ——————————————	By: —————————————— Signature of Employee

FORM FOR EXERCISING INCENTIVE STOCK OPTION

Date: _________________, _____

Valley National Bancorp
1455 Valley Road
Wayne, New Jersey 07474
Attn.: Dianne M. Grenz

Ms. Grenz:
I am (check one)

☐ an employee of Valley National Bancorp and/or its subsidiaries (the “Company”)

☐ a former employee of the Company

☐ the designated beneficiary of an employee of the Company

and, as such, I am entitled to exercise the option (the “Option”) granted pursuant to the attached Valley National Bancorp Incentive Stock Option Agreement (the “Agreement”).

I wish to exercise the Option to acquire _____ shares of the Company’s Common Stock (“Shares”) at the exercise price of ________, as set forth in the Agreement. My total payment of $ ___________ or ___________shares is enclosed.

(Check one to indicate whether you are paying in:)

☐ Cash
☐ Check made payable to Valley National Bancorp
☐ Other shares of the Company’s Common Stock (only with permission of the Company)

If the Shares I acquire hereby have not been registered for sale under the Securities Act of 1933, as amended (which the Company is under no obligation to do), I represent to you that I am acquiring the Shares for investment purposes only and not with a view to distribution and I authorize you to place an appropriate restrictive legend on the certificates representing the Shares.

I understand and recognize that to obtain favorable tax treatment for the Shares, I must not dispose of the Shares (i) within two years of the date the Option was granted or (ii) within one year after the date I acquire the Shares hereunder. If I dispose of Shares prior to the expiration of any such holding period, I will notify the Company, within 10 days after the disposition occurs, of the date of sale and the amount of gain on the sale (to permit the Company to deduct the gain for tax purposes) and I will deliver to the Company any Federal income tax withholding required by law in connection therewith.

Please make a notation on the Agreement to evidence my exercise of the Option as set forth and return the Agreement (if any Options remain thereunder), along with a certificate representing the shares, to me at the address below.

—————————————— SIGNATURE —————————————— [PRINT NAME] —————————————— —————————————— —————————————— (PRINT ADDRESS)